Exhibit 10.12
2006 STOCK INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION Private &
Confidential (Addressee Only)
2006 Stock Incentive Plan: Director Version
Division: ABC Division
Location: Norwood, MA
We are pleased to advise you that you have been granted an option to purchase that number of shares of Analog Devices, Inc. Common Stock set forth below subject to the terms and conditions of the Analog Devices, Inc. 2006 Stock Incentive Plan (the “Plan”) and this Non-Qualified Stock Option Agreement (the “Option”). The grant of this Option reflects Analog’s confidence in your commitment and contributions to the success and continued growth of Analog Devices, Inc. (the “Company”).
          GRANT OF OPTION: This Agreement confirms that, subject to the terms and conditions of the Plan, the Company has granted to you (the “Optionee”), effective on the Date of Grant set forth below, an option to purchase shares of the Company’s Common Stock (the “Option Shares”) as follows:

Date of Grant:	March xx, 20[11]
Number of Option Shares Granted:	[xx]
Option Exercise Price Per Share:	$ [xx]
ALL TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PLAN.
EXERCISE OF OPTION: The Option is exercisable in full on the earlier of March xx, 20[12] or the date of the Company’s next annual meeting of shareholders.
TERM OF OPTION; TERMINATION OF SERVICE:
1.	Except as otherwise provided below, (a) unless earlier exercised, the Option shall terminate on, and shall not be exercisable after, three (3) months after the Optionee ceases to be a Director of the Company and (b) the Option shall be exercisable by the Optionee (or his or her successor in interest) only to the extent that such Option was exercisable on or prior to the date of such termination.

2.	If the Optionee dies while a Director of the Company, the Option shall become exercisable in full on the date of death and shall continue to be exercisable (by the Optionee’s successor in interest) until the date that is ten (10) years after the Date of Grant, at which time the Option shall terminate.

3.	If the Optionee ceases to be a Director by reason of retirement as a Director, this Option shall cease vesting at the time the Optionee ceases to be a Director, and any Option Shares that are vested on the date of such retirement shall continue to be exercisable until the date that is ten (10) years after the Date of Grant. For purposes of this provision, “retirement” shall mean any mutually agreed departure from the Board after a Director has reached the age of 60.

4.	If the Optionee ceases to be a Director by reason of the Director’s removal under Section 2.7 of the Company’s Bylaws, this Option shall, at the time the Optionee ceases to be a Director, terminate and all Option Shares that are then vested shall forthwith cease to be exercisable.

5	If the Optionee ceases to be a Director by reason of disability (as determined by the Company), the Option Shares which are not exercisable as of the date of disability shall become exercisable on the date that they otherwise would have become exercisable if the Optionee’s service as a Director had not been terminated due to disability. Any Option Shares that are exercisable shall continue to be exercisable until the date that is ten (10) years after the Date of Grant, at which time the Option shall terminate.

6.	If the Optionee becomes an employee of the Company and in connection with such employment ceases to serve as a Director, this Option shall continue to vest in accordance with the terms hereof until the date that the Optionee’s employment with the Company is terminated, and any Option Shares that are exercisable on the date of such termination shall continue to be exercisable for a period of three (3) months following such termination date, provided that in no event shall the Option be exercisable later than the date that is ten (10) years after the Date of Grant.
As used herein, the terms “employment” and “employee” shall mean and include any one of the following relationships with the Company or one of its subsidiaries: director, employee, consultant or advisor.

PAYMENT OF PURCHASE PRICE: The following payment methods may be used to purchase Option Shares in accordance with the terms of the Plan:
1.	A cashless exercise in a manner described in Section 5(f)(2) of the Plan.

2.	Cash or check payable to the Company.

3.	Delivery by the Optionee of shares of Common Stock of the Company owned by the Optionee and subject to such other terms and conditions contained in the Plan.

4.	Any combination of the above methods.
          NON-TRANSFERABILITY OF OPTION: Except as provided by will or the laws of descent and distribution, or as permitted by the Plan, this Option is personal and no rights granted hereunder shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process.
          ADJUSTMENT: This Option is subject to adjustment (including with respect to vesting of the Option Shares) upon certain changes in the Company’s common stock and certain other events, including a Change in Control Event or a Reorganization Event, as provided in Section 11 of the Plan.
          CHANGE IN CONTROL: Upon the occurrence of a Change in Control Event (as defined in Section 11(b) of the Plan), this Option shall vest and be exercisable in full, whether or not then exercisable in accordance with its terms, and shall continue to be exercisable until the date that is ten (10) years after the Date of Grant.
          WITHHOLDING TAXES: As a condition to the issuance of shares upon exercise of the Option, the Optionee shall pay to the Company, or make provision satisfactory to the Company for payment of, an amount sufficient to satisfy federal, state and local withholding tax requirements in accordance with Section 12(e) of the Plan.
A copy of the Plan prospectus is available from the Stock Plan Administrator, Stock_Plan_Admin@Analog.com. If you have any questions regarding your stock option, please contact the Stock Plan Administrator or Fran Sarro, Assistant Treasurer, at (781) 461-3907 or email Fran.Sarro@Analog.com.

Ray Stata	Jerald G. Fishman
Chairman of the Board	President & Chief Executive Officer